Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE	For More Information Contact:
JULY 27, 2005	Susan Knight, Chief Financial Officer
(952) 937-4000
Paul Runice, Treasurer
(952) 937-4003

MTS Reports Third Quarter Earnings Increase of 50%, Raises Full Year Outlook

Eden Prairie, Minn., July 27, 2005 – MTS Systems Corporation (NASDAQ: MTSC) today reported third quarter net income of $9.9 million, or $0.49 per diluted share, an increase of 50 percent compared to net income of $6.6 million, or $0.31 per diluted share, for the third quarter of fiscal 2004.

“MTS delivered very strong earnings growth on solid revenue for the quarter,” said Sidney W. Emery, Jr., Chairman and CEO. “Earnings exceeded expectations due to heightened gross margin performance in both the Test and Industrial segments. While Test segment margins in backlog continue to be under pressure as previously indicated, we experienced an upswing in higher margin short-cycle orders and productivity gains in both segments that will continue to contribute to higher margins through the remainder of the fiscal year. Strong orders in Europe and Asia continue to offset a generally weak North American market. Given the strength of the third quarter results and our current outlook for the fourth quarter, we are raising our full year earnings per share guidance from a range of $1.48-$1.53 to $1.65-$1.70 on revenue of $400-$405 million. This guidance excludes any impact from the anticipated sale of our engine testing business.”

Third quarter orders were $84.1 million, an increase of 6 percent compared to $79.7 million for the third quarter of fiscal 2004, primarily due to increased volume in both the Test and Industrial segments in Europe and Asia. Backlog decreased 10 percent in the quarter, from $231 million to $209 million, compared to backlog of $204 million at the end of third quarter fiscal 2004.

Revenue for the third quarter was $99.7 million, an increase of 9 percent compared to revenue of $91.6 million for the third quarter of fiscal 2004. This increase was primarily due to increased project and short-cycle business in the Test segment and continued growth in the Sensors business, as well as approximately $1 million of favorable currency translation. Third quarter income from operations was $15.5 million, an increase of 50 percent compared to $10.3 million for the third quarter of fiscal 2004, driven by increased volume and improved margins in both segments. A favorable tax rate in the third quarter also contributed approximately 3 cents in earnings per share compared to the prior year quarter.

Cash, cash equivalents and short-term investments at the end of the third quarter increased to $156 million, compared to $148 million at the end of second quarter fiscal 2005. The Company used $8.9 million in cash to repurchase 292,000 shares of its common stock during the third quarter.

Segment Results

Test Segment:

Orders for the Test segment were $68.1 million for the third quarter of fiscal 2005, an increase of 6 percent compared to orders of $64.4 million for the third quarter of fiscal 2004, primarily due to increased volume in the infrastructure and aerospace markets. Backlog decreased 10 percent in the quarter, from $221 million to $200 million, compared to backlog of $196 million at the end of third quarter fiscal 2004.

Third quarter revenue was $83.1 million, an increase of 8 percent compared to $76.6 million for the third quarter of fiscal 2004, primarily due to increased project and short-cycle business in the ground vehicles and infrastructure markets, as well as approximately $1 million of favorable currency translation. Third quarter gross profit as a percent of revenue was 43.1 percent, an increase of 4.8 percentage points compared to 38.3 percent for the third quarter of fiscal 2004, due to increased volume with favorable mix and productivity gains. The segment reported $12.9 million in income from operations, an increase of 57 percent compared to $8.2 million for the third quarter of fiscal 2004.

Industrial Segment:

Orders for the Industrial segment were $16.0 million for the third quarter, an increase of 5 percent compared to orders of $15.3 million for the third quarter of fiscal 2004. The segment’s Sensors business had double-digit orders growth, primarily driven by European customers. Backlog decreased 10 percent in the quarter, from $10 million to $9 million, compared to backlog of $8 million at the end of third quarter fiscal 2004. Revenue was $16.6 million for the third quarter, an increase of 11 percent compared to revenue of $15.0 million for the third quarter of fiscal 2004, driven by increased Sensors business volume across all geographies. Third quarter gross profit as a percent of revenue was 50.0 percent, an increase of 3.5 percentage points compared to 46.5 percent for the third quarter of fiscal 2004, primarily due to the increase in revenue. Income from operations was $2.6 million, an increase of 24 percent compared to income from operations of $2.1 million for the third quarter of fiscal 2004.

Third Quarter Conference Call

A conference call will be held on Thursday, July 28, at 9:00 a.m. CDT (10:00 a.m. EDT). Call +1-773-756-0439; state the Passcode “Third Quarter” and conference leader “Chip Emery.” Telephone re-play will be available through 6:00 p.m. EDT, August 28, 2005. Call +1-203-369-0257.

If you prefer to listen live over the Internet, please log on to the web at <http://www.mts.com/news/financial_news.htm> and click on the webcast image. The call will be archived through 6:00 p.m. EDT, October 28, 2005.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,615 employees and revenue of $367 million for the fiscal year ended October 2, 2004. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the factors discussed above, other important risk factors are delineated in the Company’s SEC reports, including Form 10-K for the year ended October 2, 2004.

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Months Ended		Nine Months Ended

	July 2, 2005	June 26, 2004	July 2, 2005	June 26, 2004

Revenue	$99,685	$91,553	$299,068	$264,463
Cost of sales	55,605	55,241	171,763	159,957

Gross profit	44,080	36,312	127,305	104,506

Operating expenses:
Selling	16,319	15,371	49,748	43,858
General and administrative	8,459	7,487	24,034	20,297
Research and development	3,754	3,156	12,240	9,692

Total operating expenses	28,532	26,014	86,022	73,847

Income from operations	15,548	10,298	41,283	30,659

Interest expense	(524)	(766)	(1,639)	(2,148)
Interest income	698	495	1,635	1,360
Other (expense) income, net	(705)	582	(344)	1,904

Income before income taxes	15,017	10,609	40,935	31,775
Provision for income taxes	5,110	3,981	14,363	11,029

Net income	$9,907	$6,628	$26,572	$20,746

Earnings per share:
Basic earnings per share	$0.50	$0.32	$1.35	$0.99
Weighted average number of common shares outstanding - basic	19,639	20,735	19,735	20,869

Diluted earnings per share	$0.49	$0.31	$1.29	$0.96
Weighted average number of common shares outstanding - diluted	20,339	21,566	20,529	21,705

MTS SYSTEMS CORPORATION
Consolidated Balance Sheets
(in thousands, except per share data)

	July 2, 2005	October 2, 2004

ASSETS

Current Assets:
Cash and cash equivalents	$78,252	$66,948
Short-term investments	77,346	62,355
Accounts receivable, net of allowances for doubtful accounts	59,033	66,066
Unbilled accounts receivable	29,235	35,896
Inventories	37,531	37,736
Prepaid expenses	4,174	4,108
Current deferred tax assets	6,283	6,290
Other current assets	2,246	256

Total current assets	294,100	279,655

Property and Equipment:
Land	2,478	2,478
Buildings and improvements	46,669	47,541
Machinery and equipment	79,155	87,265
Accumulated depreciation	(76,836)	(84,509)

Total property and equipment, net	51,466	52,775

Goodwill	4,426	4,447
Other assets	3,379	2,283
Non-current deferred tax assets	2,442	2,475

Total Assets	$355,813	$341,635

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Notes payable	$1,602	$1,501
Current maturities of long-term debt	6,740	6,841
Accounts payable	13,657	15,675
Accrued payroll-related costs	26,217	31,966
Advance payments from customers	52,511	49,918
Accrued warranty costs	6,615	6,147
Accrued income taxes	8,264	3,857
Current deferred income taxes	6,959	7,101
Other accrued liabilities	15,705	13,887

Total current liabilities	138,270	136,893

Deferred income taxes	1,341	1,382
Long-term debt, less current maturities	21,202	22,376
Other long-term liabilities	9,407	9,188

Total Liabilities	170,220	169,839

Shareholders’ Investment:
Common stock, $.25 par; 64,000 shares authorized:
19,652 shares issued and outstanding	4,913	4,913
Retained earnings	169,411	155,825
Accumulated other comprehensive income	11,269	11,058

Total shareholders’ investment	185,593	171,796

Total Liabilities and Shareholders’ Investment	$355,813	$341,635